Exhibit (11)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

September 30, 2021

Columbia Funds Series Trust

290 Congress Street

Boston, MA 02210

Columbia Funds Series Trust II

290 Congress Street

Boston, MA 02210

Re:    Registration Statement on Form N-14

Ladies and Gentlemen:

We are counsel to Columbia Funds Series Trust (the “Trust”), Columbia Funds Series Trust II (“Trust II” and together with the Trust, the “Trusts”) and the series of each set forth as a “Buying Fund” on Schedule A hereto (each a “Buying Fund”). In connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trusts under the Securities Act of 1933, as amended, relating to the proposed combinations of each Buying Fund and its respective “Acquired Fund” as set forth on Schedule A hereto (each an “Acquired Fund”), and the issuance of Class A, Class Advisor, Class Inst3 and Class R shares of beneficial interest of each Buying Fund in connection therewith (the “Shares”), in accordance with the terms of the Agreement and Plan of Reorganization approved by the Trustees of each of the Trust and Trust II on August 16, 2021 by and among the Trusts, on behalf of each Buying Fund, BMO Funds, Inc., on behalf of each Acquired Fund, Columbia Management Investment Advisers, LLC, BMO Asset Management Corp. and Bank of Montreal (the “Agreement and Plan of Reorganization”), we have examined the Trust’s Certificate of Trust on file in the office of the Secretary of the State of Delaware, Trust II’s Certificate of Trust on file in the office of the Secretary of the Commonwealth of Massachusetts, each Trust’s Amended and Restated Declaration of Trust and Trust II’s By-Laws, each as amended to date, and are familiar with the actions taken by each Trust’s trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the directors of BMO Funds, Inc. and the shareholders of each Acquired Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Based upon the foregoing, we are of the opinion that:

1.    The Trusts are duly organized and validly existing unincorporated associations under the laws of the State of Delaware and the Commonwealth of Massachusetts and are authorized to issue an unlimited number of their shares of beneficial interest.

2.    When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trusts.

Trust II is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of Trust II. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of Trust II or the particular series or class and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by Trust II or its trustees. The Declaration of Trust provides for indemnification out of the property of the particular series or class for all loss and expense of any shareholder of Trust II held personally liable solely by reason of his or her being or having been such a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series or class would be unable to meet its obligations.

This opinion may be filed with the Registration Statement.

Sincerely,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Schedule A

Trust

Target Fund	Acquiring Fund
BMO Balanced Allocation Fund	Columbia Capital Allocation Moderate Aggressive Portfolio

Trust II

Target Fund	Acquiring Fund
BMO Conservative Allocation Fund	Columbia Capital Allocation Conservative Portfolio
BMO Moderate Allocation Fund	Columbia Capital Allocation Moderate Portfolio
BMO Growth Allocation Fund	Columbia Capital Allocation Aggressive Portfolio
BMO Aggressive Allocation Fund	Columbia Capital Allocation Aggressive Portfolio